  Exhibit 99.1

Yuma Energy, Inc.

NEWS RELEASE

 Yuma Energy, Inc. Reports Recent Developments

HOUSTON, TX – (PR Newswire – April 2, 2019) – Yuma Energy, Inc. (NYSE American: YUMA) (“Yuma” or the “Company,” “we” or “our”) announced today that on April 2, 2019, it filed its annual report on Form 10-K for the year ended December 31, 2018, with the Securities and Exchange Commission (“SEC”). Investors and stockholders may obtain our Form 10-K and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of our Form 10-K is available on our website at www.yumaenergyinc.com

Recent Developments
Interested parties are encouraged to access and read the Form 10-K in its entirety. The risk factors and uncertainties described therein for the year ended December 31, 2018, as well as other more recent risk factors which include, but are not limited to, events of default under the Company’s credit agreement, declines in production, reduction of personnel, the failure to establish commercial production on our Permian properties, and our substantial working capital deficit of approximately $37.0 million as of year-end, all of which raise substantial doubt about our ability to continue as a going concern.

On March 28, 2019, Mr. Anthony C. Schnur was appointed Interim Chief Executive Officer of the Company, replacing Mr. Sam L. Banks. Mr. Schnur has also served as Chief Restructuring Officer of the Company since March 1, 2019.

The Company continues to reduce corporate overhead and operating costs, and is focused on higher margin operations and cash conservation following a comprehensive review of its business and assets. We recently entered into an agreement to sell our California assets for $2.1 million to provide near term liquidity. Similar asset sales are under review and may follow but are undetermined at this time.

Other Matters
As previously reported, the Company has retained and continues to work with Seaport Global Securities LLC, an investment banking firm, to advise the Company on its strategic alternatives and divestitures. The Company has also engaged Energy Advisors Group (formerly “PLS Divestment Services”) to market certain properties. In addition, as previously reported, the Company received a deficiency letter from the NYSE American stock exchange (“NYSE American”) indicating the Company’s common stock has been selling for a low price per share for a substantial period of time and the Company must demonstrate an improved share price or effect a reverse stock split of its common stock by no later than July 4, 2019, in order to maintain the listing of the Company’s common stock on the NYSE American. The Company could be subject to immediate de-listing should the stock price decline to $0.06. The NYSE American notification of continued listing deficiency does not affect the Company’s business operations or its SEC reporting obligations.

Going Concern Uncertainty
The Company’s consolidated financial statements for the year ended December 31, 2018, included a going concern qualification.  The financial statements were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on April 2, 2019.  Generally, events of default under the Company’s credit agreement, declines in production, reduction of personnel, the failure to establish commercial production on our Permian properties, and our substantial working capital deficit of approximately $37.0 million as of year-end, as noted above, raise a substantial doubt about the Company's ability to continue as a going concern.

Please refer to our recently filed Annual Report on Form 10-K for the year ended December 31, 2018, and all our filings with the SEC for further information.

Management Comments
Mr. Anthony C. Schnur, Interim Chief Executive Officer and Chief Restructuring Officer stated, “The Board of Directors and I are committed to address Yuma’s financial circumstances on behalf of all stakeholders by reducing operating and administrative costs and improving the cash flow margins of the Company. We have an open and constructive dialogue with our lenders and are fully engaged with the Seaport team to pursue any and all reasonable options for the Company and its stakeholders. We are undertaking a corporate restructuring initiative which may include additional asset sales, one or more acquisitions, restructured debt facilities, equity financings or a corporate merger intended to better position the Company for the future.”

About Yuma Energy, Inc.
Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. Historically, the Company’s activities have focused on inland and onshore properties, primarily located in central and southern Louisiana and southeastern Texas. Its common stock is listed on the NYSE American under the trading symbol “YUMA.”

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any and all statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The Company’s annual report on Form 10-K for the year ended December 31, 2018, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact
Anthony (“Tony”) Schnur
Interim Chief Executive Officer, Chief Restructuring Officer
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, TX 77027
Telephone: (713) 968-7000